                                                     EXHIBIT 99.3
ATLANTIC TELE-NETWORK CO.
(PARENT COMPANY ONLY)

CONDENSED STATEMENT OF FINANCIAL POSITION
DECEMBER 31, 1995 AND 1996
(COLUMNAR AMOUNTS IN THOUSANDS)
-----------------------------------------------------------------

ASSETS                                         1995          1996

Current assets:
  Cash                                      $   498       $ 1,367
  Other current assets                           32            43
                                            -------       -------
                                                530         1,410

Investment in subsidiaries                   75,356        78,975

Other assets                                  2,234         2,893
                                            -------       -------

                                            $78,120       $83,278
                                            =======       =======

LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Accounts payable and accrued expenses     $   841       $ 1,845
  Current portion of long-term debt           1,909         1,161
                                            -------       -------

           Total current liabilities          2,750         3,006

Deferred income taxes                             7             1
Long-term debt, excluding current            15,879        15,169
 portion
Advances from affiliates                     23,984        23,219

Contingencies and commitments

Stockholder's equity:
  Common stock, par value $10 per
   share; 50,000 shares
    authorized and 2,000 shares issued           20            20
     and outstanding
  Paid-in capital                             2,980         2,980
  Retained earnings                          32,500        38,883
                                            -------       -------

           Total stockholder's equity        35,500        41,883
                                            -------       -------

                                            $78,120       $83,278
                                            =======       =======

See note to condensed financial statements.

                                                            EXHIBIT 99.3
                                                            (CONTINUED)
ATLANTIC TELE-NETWORK CO.
(PARENT COMPANY ONLY)

CONDENSED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
(AMOUNTS IN THOUSANDS)
------------------------------------------------------------------------


                                             1994     1995    1996

Revenues:
  Dividends received from subsidiaries     $4,099   $3,597   $3,507
  Advisory fees from subsidiaries           3,900    3,861    4,112
                                           ------   ------   ------
                                            7,999    7,458    7,619

Expenses:
  General and administrative                3,117    2,175    1,626
  Amortization of excess of purchase
   price over underlying
    book value                              1,032    1,032    1,032
  Interest expense, net                     3,631    3,970    3,600
                                           ------   ------   ------
                                            7,780    7,177    6,258
                                           ------   ------   ------

Income from operations before income
 taxes and equity
  in undistributed earnings of                219      281    1,361
   subsidiaries
Income tax benefit                            945      803      370
                                           ------   ------   ------

Income before equity in undistributed
 earnings
  of subsidiaries                           1,164    1,084    1,731
Equity in undistributed earnings of         3,899    3,298    3,824
 subsidiaries                              ------   ------   ------

Net income                                 $5,063   $4,382   $5,555
                                           ======   ======   ======




See note to condensed financial statements.

                                                                    EXHIBIT 99.3

                                                                     (CONTINUED)
ATLANTIC TELE-NETWORK CO.
(PARENT COMPANY ONLY)


CONDENSED STATEMENTS OF CASH FLOWS
(AMOUNTS IN THOUSANDS)
-------------------------------------------------------------------------------------------

                                                               YEARS ENDED DECEMBER 31,
                                                           --------------------------------
                                                             1994      1995       1996
Cash flows from operating activities:
  Net income                                               $ 5,063   $ 4,382    $ 5,555
  Adjustments to reconcile net income
   to net cash from
    operating activities:
      Equity in undistributed earnings of subsidiaries      (3,899)   (3,298)    (3,824)

      Amortization of excess of purchase price over
        underlying book value                                1,032     1,032      1,032
      Amortization of organizational and
        debt issuance costs                                    123       123        123
      Deferred income taxes                                      3         -        (6)
      Changes in operating assets and
       liabilities:
        Other current assets                                    77        (7)      (11)
        Other assets                                           (99)     (122)     (781)
        Accounts payable and accrued expenses                  609      (222)    1,004
                                                           -------   -------   -------
           Net cash flows from operating activities          2,909     1,888     3,092

Cash flows from financing activities:
  Repayment of long-term debt                               (2,279)   (1,988)   (1,458)
  Change in advances from affiliates                          (527)      247      (765)
                                                           -------   -------   -------
           Net cash flows from financing activities         (2,806)   (1,741)   (2,223)
                                                           -------   -------   -------

Net change in cash                                             103       147       869

Cash, beginning of year                                        248       351       498
                                                           -------   -------   -------

Cash, end of year                                          $   351   $   498   $ 1,367
                                                           =======   =======   =======

Supplemental cash flow information:
  Interest paid                                            $ 3,537   $ 3,807   $ 3,474
                                                           =======   =======   =======

  Income taxes paid                                        $     -   $     -   $     -
                                                           =======   =======   =======



See note to condensed financial statements.

                                                            EXHIBIT 99.3
                                                            (CONTINUED)
ATLANTIC TELE-NETWORK CO.
(PARENT COMPANY ONLY)

NOTE TO CONDENSED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
-------------------------------------------------------------------------

A. SIGNIFICANT ACCOUNTING POLICIES

   INVESTMENT IN SUBSIDIARIES - Atlantic Tele-Network Co.'s investment in subsidiaries is accounted for using the equity method.